EXHIBIT 16.2
March 24, 2014
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
On March 18, 2014, we were appointed as the independent registered public accounting firm for Cheniere Energy Partners, L.P. We have read Cheniere Energy Partners, L.P.’s statements included under Item 4.01 of its Form 8-K dated March 24, 2014 and we agree with the statements included in the fifth, seventh and eighth paragraphs of Item 4.01 of the Form 8-K. Other than the appointment of us as Cheniere Energy Partners, L.P.’s independent registered public accounting firm for the fiscal year ending December 31, 2014, we are not in a position to agree or disagree with the other statements included in Item 4.01 of the Form 8-K.

Very truly yours,

/s/ KPMG LLP
KPMG LLP